Exhibit 23.4

Consent of Independent Auditors

We consent to the use of our report incorporated by reference herein dated July 23, 2018, with respect to the consolidated balance sheets of Advance Medical-HealthCare Management Services, S.A. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years then ended, and the related notes, not included herein, which report appears in the July 23, 2018, Current Report on Form 8-K/A of Teladoc, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores, S.L.

Barcelona, Spain
July 23, 2018